EXHIBIT 8



               Mergers of MidSouth Bancorp, Inc. with Sugarland
               Bancshares, Inc. and MidSouth National Bank with
               Sugarland State Bank Tax Opinion

          May 31, 1995

          Mr. D.J. Tranchina
          President, Sugarland Bancshares, Inc.
          1527 West Main St.
          Jeanerette, LA  70544

          Mr. Rusty Cloutier
          President, MidSouth National Bank
          P. O. Box 3745
          Lafayette, LA  70502

          Dear Mr. Tranchina and Mr. Cloutier:

          Re:Mergers of MidSouth Bancorp, Inc. with Sugarland Bancshares,
          Inc. and
          MidSouth National Bank with Sugarland State Bank

          This is in response to your request for our tax opinion on the proposed merger ("Holding Merger") of Sugarland Bancshares, Inc. ("Sugarland") with and into MidSouth Bancorp, Inc. ("MidSouth") and the proposed merger ("Bank Merger") of Sugarland State Bank ("Sugarland Bank"), a wholly-owned subsidiary of Sugarland, with and into MidSouth National Bank ("MidSouth Bank"), a wholly-owned subsidiary of MidSouth. The conclusions represented herein are premised on the facts and representations in the Agreement and Plan of Merger by and between Sugarland and MidSouth dated as of December 28, 1994 (the "Agreement"), the proxy statement-prospectus contained in the registration statement (Form S-4) filed with the Securities and Exchange Commission on April 7, 1995, the representations of facts as set forth in MidSouth's and Sugarland's letters of representations dated May 30, 1995 and the law as it exists today.

          FACTS

          Sugarland, a corporation duly organized, validly existing, and in good standing under the laws of the state of Louisiana, was organized in 1981 to operate as a bank holding company. The authorized capital stock of Sugarland consists of 400,000 shares of common stock, of which 187,286 shares were issued and outstanding and 45,000 shares which were held in treasury as of the date of the Agreement. Sugarland is a bank holding company as defined pursuant to the Bank Holding Act of 1956, as amended.

          MidSouth/Sugarland Tax Opinion
          May 31, 1995
          Page


          Sugarland Bank, a wholly-owned subsidiary of Sugarland, is a state chartered banking association which is duly organized and validly existing under the laws of the state of Louisiana. Sugarland Bank joined Sugarland in the filing of a consolidated return for the year ended December 31, 1993.

          Sugarland Bank serves its primary market area of Jeanerette in the parish of Iberia through retail banking offices. Sugarland Bank is a community-oriented financial institution offering a variety of financial services. Sugarland Bank's earnings are primarily derived from interest earned on its loans and mortgage-backed securities and interest and dividends earned on its investment securities. Its chief expenses include interest paid on savings deposits and borrowing and operating expenses.

          MidSouth, a corporation duly organized, validly existing, and in good standing under the laws of the state of Louisiana, is a bank holding company. As of September 30, 1994, MidSouth was authorized to issue (i) 5,000,000 shares of common stock, par value $.10 per share, of which 709,687 shares were issued and outstanding and (ii) 5,000,000 shares of preferred stock, no par value per share, none of which is issued and outstanding. Shares of MidSouth common stock are eligible for trading on the American Stock Exchange's Emerging Company Market. MidSouth is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended.

          MidSouth Bank, a wholly-owned subsidiary of MidSouth, is a national banking association duly organized and validly existing under the laws of the United States. MidSouth Bank joined MidSouth in the filing of a consolidated return for the year ended December 31, 1993.

          THE TRANSACTION

          On December 30, 1994, the companies jointly announced an agreement in principle whereby Sugarland would be acquired by MidSouth for approximately $14.25 per share, payable in MidSouth shares. Following the acquisition, Sugarland Bank was to merge with and into MidSouth Bank. MidSouth had been searching for a method to expand its operations in south Louisiana. The acquisition will give MidSouth a substantial business presence and an enhanced competitive position in Jeanerette and the surrounding area of Iberia parish while benefiting from Sugarland's personnel, locations, deposit taking capabilities and loan portfolio. Further, MidSouth Bank will be able to offer a more diverse variety of lending programs and other customer services that Sugarland Bank does not currently offer.

          Holding Merger

          At the date and time on which the mergers are effective, the Holding Merger will occur immediately preceding the Bank Merger pursuant to the Agreements. The merger of Sugarland with and into MidSouth with MidSouth surviving will be a statutory merger under the laws of the state of Louisiana. As a result of the Holding Merger, the separate existence of Sugarland shall cease, and MidSouth, as the surviving corporation, shall continue its corporate existence under the laws of the state of Louisiana.
          The existing articles of incorporation and bylaws of MidSouth in effect at the Effective Time shall be the articles of incorporation and bylaws of the surviving corporation until further amended as provided by law. The directors and officers of MidSouth immediately preceding the Holding Merger shall be the directors and officers of the surviving corporation. MidSouth shall possess all rights, privileges, powers and franchises of Sugarland. All property, real, personal, and mixed, including the investment in Sugarland Bank and all rights of creditors of Sugarland shall be vested in and belong to MidSouth.

          At the Holding Merger effective time, upon consummation of the Holding Merger, each issued and outstanding share of Sugarland stock, other than shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited under Section 131 of the Louisiana Business Corporation Law (BCL), shall be converted into a number of shares of Series A Cumulative Convertible Preferred Stock of MidSouth equal to the quotient of
          (i) 187,286, divided by (ii) the number of shares of Sugarland outstanding on the Effective Date.

          No fractional shares of MidSouth Series A preferred stock will be issued. Instead, upon surrender of the Sugarland common stock certificate, MidSouth will pay, or cause to be paid, to the holder thereof, the cash value of the fractional interest to which the holder thereof would otherwise be entitled, based upon the fractional share multiplied by the stated value of a MidSouth Series A preferred share on the day of the Holding Merger.

          The Series A Cumulative Convertible Preferred Stock will be issued under and subject to the Articles of Amendment to the Amended and Restated Articles of Incorporation of MidSouth.
          These shares will have a stated value of $14.25 per share and the holder is entitled to receive dividends, when declared, at a rate equal to the one year government bond rate as published in the Wall Street Journal on the last day of the calendar year, plus 1%. The rate paid will be no greater than 10%, nor less than 6%. At the tenth anniversary date of the shares, the dividend rate shall be fixed at 10%. Dividends on shares junior to the Series A preferred shares can not be paid unless all arrears on the Series A preferred shares have been paid.

          On or after the fifth anniversary date of the issuance of the Series A preferred shares, MidSouth, at its option, may redeem the shares at the stated value ($14.25 per), plus accrued and unpaid dividends, if any. At the time that MidSouth exercises its option to redeem the preferred shares, the holder of the Series A shares will be given the opportunity to convert the preferred shares to common shares at the conversion price then in effect.

          The Series A preferred shareholders will not be entitled to vote on any matter, except those required by law. However, if at any time MidSouth fails to make quarterly dividends for two consecutive quarters, MidSouth's Board will automatically increase by two members which will be elected by the Series A preferred shareholders.

          MidSouth/Sugarland Tax Opinion
          May 31, 1995
          Page


          Bank Merger

          The Holding Merger will immediately precede the Bank Merger. The merger of Sugarland Bank with and into MidSouth Bank will be a merger pursuant to the laws of the United States and the state of Louisiana. As a result of the Bank Merger, the separate existence of Sugarland Bank shall cease and MidSouth Bank, as the surviving association, shall continue its corporate existence under the laws of the United States as a national banking association. The existing articles of association and bylaws of MidSouth Bank shall be the articles of association and bylaws of the merged bank. The directors and officers of MidSouth Bank immediately preceding the Bank Merger shall be the directors and officers of the merged bank. MidSouth Bank shall possess all the rights, privileges, powers, and franchises of Sugarland Bank.
          All property, real, personal, and mixed, and all rights of creditors and depositors of Sugarland Bank shall be vested in and belong to MidSouth Bank.

          Upon consummation of the Bank Merger, each issued and outstanding share of Sugarland Bank common stock held by MidSouth shall be canceled.

          REPRESENTATIONS

          Holding Merger

          In order to determine the consequences of the Holding Merger for federal income tax purposes, MidSouth has directed us to rely on the following representations in their letter dated May 30, 1995:

          (1)The fair market value of the MidSouth Series A preferred stock to be received by each shareholder of Sugarland will be approximately equal to the fair market value of the Sugarland common stock surrendered in the exchange.

          (2)MidSouth has no plan or intention to reacquire any of its stock issued to the shareholders of Sugarland in the proposed transaction.

          (3)After the proposed transaction, MidSouth will continue the historic business of Sugarland or use a significant portion of Sugarland historic assets in MidSouth's business, except that the management of Sugarland will be consolidated with that of MidSouth.

          (4)MidSouth is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Internal Revenue Code of 1986 (as amended) ("Code").

          (5)There is no intercorporate indebtedness existing between Sugarland and MidSouth which was issued, acquired, or will be settled at a discount.

          (6)The payment of cash in lieu of fractional shares of MidSouth Series A preferred stock is solely for the purpose of avoiding the expense and inconvenience to MidSouth of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Sugarland shareholders instead of issuing fractional shares of MidSouth stock will not exceed one percent of the total consideration that will be issued in the transaction to the Sugarland shareholders in exchange for their shares of Sugarland stock. The fractional share interests of each Sugarland shareholder will be aggregated, and no Sugarland shareholder will receive cash in an amount equal to or greater than the value of one full share of MidSouth Series A preferred stock.

          (7)MidSouth has no plan or intention to sell or otherwise dispose of any of the assets of Sugarland acquired in the transaction, except for dispositions made in the ordinary course of business or transactions described in Section 368(a)(2)(C) of the Code, except for the merger of Sugarland Bank with and into MidSouth Bank.

          (8)The issue price (i.e. the fair market value) of the MidSouth Series A preferred and the subsequent redemption price will be equivalent.

          (9)MidSouth will pay its own expenses, if any, incurred in connection with the transaction.

          (10)The merger of Sugarland with and into MidSouth, with MidSouth surviving, will qualify as a statutory merger under the laws of the state of Louisiana.

          (11)Immediately prior to and after the merger, the shareholders of Sugarland collectively own less than 1% of the common shares of MidSouth and there is no concerted plan which will result in the exchanging shareholders holding both preferred and common stock of MidSouth.

          In order to determine the consequences of the Holding Merger for federal income tax purposes, Sugarland has directed us to rely on the following representations in their letter dated May 30, 1995:

          (1)The fair market value of the MidSouth Series A preferred stock to be received by each shareholder of Sugarland will be approximately equal to the fair market value of the Sugarland common stock surrendered in the exchange.

          (2)There is no plan or intention by the shareholders of Sugarland who own 5 percent or more of the Sugarland stock, and, to the best of the knowledge of the management of Sugarland, there is no plan or intention on the part of the remaining shareholders of Sugarland to sell, exchange or otherwise dispose of a number of shares of MidSouth Series A preferred stock received in the Holding Merger that would reduce the Sugarland shareholders' ownership of MidSouth Series A preferred stock to a number of shares having a value, as of the date of the merger, of less than 50 percent of the value of all of the formerly outstanding stock of Sugarland as of the same date. For purposes of this representation, shares of Sugarland stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of MidSouth Series A preferred stock will be treated as outstanding Sugarland stock at the effective time of the merger. Moreover, shares of Sugarland's stock and shares of MidSouth Series A preferred stock held by Sugarland shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

          (3)Sugarland is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section 368(a)(3)(A) of the Code).

          (4)The liabilities of Sugarland to be assumed by MidSouth and the liabilities to which the transferred assets of Sugarland are subject were incurred by Sugarland in the ordinary course of business.

          (5)The fair market value of the assets of Sugarland transferred to MidSouth will exceed the sum of the liabilities to be assumed by MidSouth, plus the amount of liabilities, if any, to which the transferred assets are subject.

          (6)Sugarland is not an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (7)There is no intercorporate indebtedness existing between Sugarland and MidSouth which was issued, acquired, or will be settled at a discount.

          (8)Sugarland and the shareholders of Sugarland will each pay their own expenses, if any, incurred in connection with the transaction.

          (9)None of the compensation received by any shareholder-employees of Sugarland will be separate consideration for, or allocable to, any of their shares of Sugarland stock; none of the shares of MidSouth Series A preferred stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

          (10)Immediately prior to and after the merger of Sugarland into MidSouth, the former shareholders of Sugarland own collectively less than 1% of the common shares of MidSouth and there is no concerted plan which will result in the exchanging shareholders holding both preferred and common stock of MidSouth.

          (11)The merger of Sugarland into MidSouth with MidSouth surviving will qualify as a statutory merger under the laws of the state of Louisiana.

          Bank Merger

          In order to determine the consequences of the Bank Merger for federal income tax purposes, MidSouth has directed us to rely on the following representations in their letter dated May 30, 1995:

          (1)MidSouth has no plan or intention to sell or otherwise dispose of the MidSouth Bank stock after the merger.

          (2)MidSouth Bank has no plan or intention to acquire any of its stock.

          (3)MidSouth Bank has no plan or intention to sell or otherwise dispose of any of the assets of Sugarland Bank acquired in the merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

          (4)After the proposed transaction, MidSouth Bank will continue the historic business of Sugarland Bank and use a significant portion of Sugarland Bank's business assets in MidSouth Bank's business, except that the management of Sugarland Bank will be consolidated with that of MidSouth Bank.

          (5)MidSouth Bank and MidSouth will pay their own expenses, if any, incurred in connection with the transaction.

          (6)There is no intercorporate indebtedness existing between Sugarland Bank and MidSouth Bank which was issued, acquired, or will be settled at a discount.

          (7)MidSouth Bank is not an "investment company" as defined in
          Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (8)The merger of Sugarland Bank with and into MidSouth Bank, with MidSouth Bank surviving, will qualify as a merger pursuant to the corporation laws of the state of Louisiana and the United States.

          In order to determine the consequences of the Bank Merger for federal income tax purposes, Sugarland Bank has directed us to rely on the following representations in their letter dated May 30, 1995:

          (1)Sugarland Bank is not under the jurisdiction of a court in a Title 11 or similar case (within the meaning of Section
          368(a)(3)(A) of the Code).

          (2)The liabilities of Sugarland Bank to be assumed by MidSouth Bank and the liabilities to which the transferred assets of Sugarland Bank are subject were incurred by Sugarland Bank in the ordinary course of business.

          (3)Sugarland Bank is not an "investment company" as defined in
          Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (4)There is no intercorporate indebtedness existing between Sugarland Bank and MidSouth Bank which was issued, acquired, or will be settled at a discount.

          (5)Sugarland Bank will pay its own expenses, if any, incurred in connection with the transaction.

          (6)The fair market value of the assets of Sugarland Bank to be transferred to MidSouth Bank will equal or exceed the sum of the liabilities assumed by MidSouth Bank plus the amount of liabilities, if any, to which the transferred assets are subject.

          (7)The merger of Sugarland Bank into MidSouth Bank, with MidSouth Bank surviving, will qualify as a merger pursuant to the corporation laws of the state of Louisiana and the United States.

          (8)The total adjusted basis of the assets of Sugarland Bank transferred to MidSouth Bank will equal or exceed the sum of the liabilities to be assumed by MidSouth Bank, plus the liabilities, if any, to which the transferred assets are subject.

          APPLICABLE LAW AND AUTHORITY

          Section 368(a)(1)(A) of the Code provides that the term "reorganization" means a statutory merger or consolidation.
          Under Section 1.368-2(b)(1) of the Income Tax Regulations (Regulations), in order to qualify as a reorganization under
          Section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or Territory or the District of Columbia. It has been represented that the merger of Sugarland with and into MidSouth will qualify as a statutory merger under the laws of the state of Louisiana. It has been represented that the merger of Sugarland Bank with and into MidSouth Bank will qualify as a merger pursuant to the corporation laws of the state of Louisiana and the United States.

          In addition to the requirements set forth in the statute, in order for a transaction to be a tax-free reorganization, certain requirements set forth in the regulations under Section 368 of the Code must also be met. Section 1.368-1(b) of the Regulations provides that the purpose of the reorganization provisions of the Code is to except from the general rule of taxability certain specifically described exchanges incident to such readjustments of corporate structures made in one of the particular ways specified in the Code, as are required by business exigencies and which effect only a readjustment of continuing interest in property under modified corporate forms. Requisite to a reorganization under the Code are a continuity of the business enterprise under the modified corporate form, and (except as provided in Section 368(a)(1)(D)) a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization.

          To be treated as a reorganization described in Section 368(a)(1)(A) of the Code, the transaction must be planned and carried out for a genuine business purpose. This transaction is being entered into in order for MidSouth to expand its business operations into Jeanerette and the parishes of Iberia while benefiting from the addition of Sugarland Bank's personnel, locations, deposit taking and loan origination market share, and loan portfolio. MidSouth believes MidSouth Bank should be in an enhanced competitive position with respect to other financial institutions in the area. MidSouth Bank should be able to offer a more diverse variety of lending programs and other customer services that Sugarland Bank does not currently offer. This should satisfy the business purpose requirement for both the Holding Merger and the Bank Merger.

          Section 1.368-1(d) of the Regulations provide that continuity of business enterprise requires that the acquiring corporations either (i) continue the acquired corporation's historic business or (ii) use a significant portion of the acquired corporation's historic business assets in a business. It has been represented that after the proposed transaction, MidSouth will continue the historic business of Sugarland or use a significant portion of Sugarland's business assets in MidSouth's business, except that the management of Sugarland will be consolidated with that of MidSouth. It has also been represented that after the proposed transaction, MidSouth Bank will continue the historic business of Sugarland Bank or use a significant portion of Sugarland Bank's business assets in MidSouth Bank's business, except that the management of Sugarland Bank will be consolidated with that of MidSouth Bank. According to Rev. Rul. 85-198, 1985-2 C.B. 120, the continuity of business enterprise requirement of Sec. 1.368-1(d) of the regulations is satisfied when the business of a former subsidiary of a merged bank holding company is carried on in the same manner and form indirectly, through a second tier subsidiary, of the surviving bank holding company. Though the facts are slightly different in this case as Sugarland Bank will merge into MidSouth Bank instead of operating as a second tier subsidiary of MidSouth Bank, Sugarland Bank's operations will continue to be carried on indirectly through MidSouth Bank. Accordingly, the continuity of business enterprise requirement should be met for both the Holding Merger and the Bank Merger.

          Under Section 1.368-1(b) of the Regulations, the continuity of interest doctrine requires that in a reorganization there must be a continuity of interest therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Rev. Proc. 77-37, 1977-2 CB 568 provides that the "continuity of interest" requirement of Section 1.368-1(b) of the Regulations is satisfied if there is continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof within the meaning of Section 368(c) of the Code) on the part of the former shareholders of the acquired or transferor corporation which is equal in value, as of the effective date of the reorganization, to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation as of the same date. It is not necessary that each shareholder of the acquired or transferor corporation receive in the exchange stock of the acquiring or transferee corporation, or a corporation in "control" thereof, which is equal in value to at least 50 percent of the value of his former stock interest in the acquired or transferor corporation, so long as one or more of the shareholders of the acquired or transferor corporation have a continuing interest through stock ownership in the acquiring or transferee corporation (or a corporation in "control" thereof) which is, in the aggregate, equal in value to at least 50 percent of the value of all of the formerly outstanding stock of the acquired or transferor corporation. Sales, redemptions, and other dispositions of stock occurring prior or subsequent to the exchange which are part of the plan of the merger will be considered in determining whether there is a 50 percent continuing interest through stock ownership as of the effective date of the merger.

          It has been represented that there is no plan or intention by the shareholders of Sugarland who own 5 percent or more of Sugarland stock, and to the best of the knowledge of the management of Sugarland, there is no plan or intention on the part of remaining shareholders of Sugarland to sell, exchange, or otherwise dispose of a number of shares of MidSouth Series A preferred stock received in the Holding Merger that will reduce the Sugarland shareholders' ownership of MidSouth Series A preferred stock to a number of shares having a value, as of the date of the merger, of less than 50 percent of the value of all the formerly outstanding stock of Sugarland as of the same date. For purposes of this representation, shares of Sugarland stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of MidSouth Series A preferred stock will be treated as outstanding Sugarland stock at the effective time of the merger. Moreover, shares of Sugarland's common stock and shares of MidSouth Series A preferred stock held by Sugarland shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation. It has been represented that MidSouth has no plan or intention to sell or otherwise dispose of the MidSouth Bank Stock after the merger. Accordingly, the continuity of interest requirement should be met for both the Holding Merger and Bank Merger.

          Based on the analysis set forth above, the merger of Sugarland with and into MidSouth, with MidSouth surviving, and the merger of Sugarland Bank with and into MidSouth Bank, with MidSouth Bank surviving, should qualify as reorganizations described in Section 368(a)(1)(A) of the Code.

          Section 361(a) of the Code provides that no gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

          Section 357(a) of the Code provides that if the taxpayer receives property which would be permitted to be received under Section 361 without the recognition of gain if it were the sole consideration, and as part of the consideration, another party to the exchange assumes a liability of the taxpayer, or acquires from the taxpayer property subject to a liability, then such assumption or acquisition shall not be treated as money or other property, and shall not prevent the exchange from being within the provisions of Section 361.

          Section 357(c) of the Code provides that in an exchange of property described under Section 361(a)(1)(D), if the sum of the liabilities assumed, plus the amount of the liabilities to which the property is subject, exceeds the basis of the property transferred pursuant to the exchange, then such excess shall be considered gain from the sale of a capital asset or of property which is not a capital asset, as the case may be.

          Section 368(b)(2) of the Code provides the term "a party to a reorganization" includes both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another. Therefore, Sugarland and MidSouth are both considered to be a "party to a reorganization" in regards to the Holding Merger. Further, Sugarland Bank and MidSouth Bank are both considered to be a "party to a reorganization" in regards to the Bank Merger.

          Since Sugarland and MidSouth are each a party to a reorganization and the exchange is solely for MidSouth Series A preferred stock, no gain or loss should be recognized to Sugarland on the transfer of its property to MidSouth in accordance with the Agreement. Further, since MidSouth Bank and Sugarland Bank are each a party to a reorganization and the adjusted basis of the assets transferred will exceed the sum of the liabilities assumed, plus the liabilities to which the transferred assets are subject, then no gain or loss should be recognized to Sugarland Bank on the transfer of its property to MidSouth Bank in accordance with the Agreement.

          Section 1032(a) of the Code provides that no gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. Sugarland will merge with and into MidSouth in accordance with the Agreement. Accordingly, MidSouth should not recognize any gain or loss as a result of the exchange of its stock for the property of Sugarland Bank. Sugarland Bank will merge with and into MidSouth Bank. Accordingly, MidSouth Bank should not recognize any gain or loss as a result of the constructive exchange of its stock for the property of Sugarland Bank.

          Section 362(b) of the Code provides that if property was acquired by a corporation in connection with a reorganization to which this part applies, then the basis shall be the same as it would be in the hands of the transferor, increased in the amount of gain recognized to the transferor on such transfer. Since MidSouth will receive property (i.e., the assets) from Sugarland in connection with a reorganization within the meaning of Section 368(a)(1)(A) and Sugarland will recognize no gain or loss on the transfer, the basis of the assets to be received by MidSouth should be the same as the basis of those assets in the hands of Sugarland immediately prior to the transfer (i.e. carryover basis). Since MidSouth Bank will receive property (i.e., the assets) from Sugarland Bank in connection with a reorganization within the meaning of Section 368(a)(1)(A), and Sugarland Bank will recognize no gain or loss on the transfer, the basis of the assets to be received by MidSouth Bank should be the same as the basis of those assets in the hands of Sugarland Bank immediately prior to the transfer (carryover basis).

          Section 1223(2) of the Code provides that, in determining the period for which the taxpayer has held property however acquired there shall be included the period for which such property was held by any other person, if under this chapter such property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as it would have in the hands of such other person. Because the basis of the assets to be received by MidSouth from Sugarland should be the same as the basis of those assets in the hands of Sugarland immediately prior to the transfer (as discussed above), the holding period for the assets of Sugarland to be received by MidSouth should include the period during which such assets were held by Sugarland. Because the basis of the assets to be received by MidSouth Bank from Sugarland Bank should be the same as the basis of those assets in the hands of Sugarland Bank immediately prior to the transfer (as discussed above), the holding period for the assets of Sugarland Bank to be received by MidSouth Bank should include the period during which such assets were held by Sugarland Bank.

          Section 354(a)(1) of the Code provides that no gain or loss shall be recognized if stock or securities in a corporation that is a party to a reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization. Since the stock of Sugarland is being exchanged solely for MidSouth Series A preferred stock, no gain or loss shall be recognized by the Sugarland shareholders on the exchange of their Sugarland stock for MidSouth Series A preferred stock (including fractional share interests that they might otherwise be entitled to receive). Further, MidSouth will recognize no gain or loss on the constructive exchange of Sugarland Bank stock for MidSouth Bank stock.

          Section 358(a)(1) of the Code provides that in the case of an exchange to which Section 354 applies, the basis of the property to be received without the recognition of gain or loss shall be the same as that of the property exchanged. Since shareholders of Sugarland will receive solely MidSouth Series A preferred stock in the exchange, the basis of the MidSouth Series A preferred stock (including fractional share interests that they might otherwise be entitled to receive) in the hands of the former Sugarland shareholders should be the same, in each instance, as the basis of the Sugarland common stock surrendered in exchange therefore. Further, MidSouth's basis in the MidSouth Bank stock will equal the basis of such stock held immediately prior to the merger, plus its basis in the Sugarland Bank stock canceled as a result of the Bank Merger.

          Section 1223(1) of the Code provides that, in determining the period for which the taxpayer has held property received in an exchange, there shall be included the period for which the taxpayer held the property exchanged if, under this chapter, the property has, for the purpose of determining gain or loss from a sale or exchange, the same basis in whole or in part in his hands as the property exchanged, and, in the case of such exchanges after March 1, 1954, the property exchanged, at the time of such exchange, was a capital asset as defined in Section 1221 or property described in Section 1231. Since the basis of the MidSouth Series A preferred stock held by the Sugarland shareholders should have the same basis as the Sugarland common stock exchanged, the holding period of the MidSouth Series A preferred stock (including fractional share interests that they might otherwise be entitled to receive) should include the period for which the Sugarland common stock was held, provided that such stock was a capital asset on the date of the exchange. Since the basis of the MidSouth Bank common stock constructively held by MidSouth should have the same basis as the Sugarland Bank common stock then the holding period of MidSouth in the MidSouth Bank common stock constructively held should include the period for which the Sugarland Bank common stock was held, provided that such stock was a capital asset on the date of the exchange.

          Rev. Rul. 66-365, 1966-1 C.B. 116, provides that cash received by a target shareholder as part of a plan of reorganization under
          Section 368(a)(1)(A) of the Code, when the target shareholder is otherwise entitled to receive a fractional share of stock of the acquiring corporation in exchange for the target stock, will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by the acquirer. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in
          Section 302(a), provided the redemption is not essentially equivalent to a dividend. Thus, the receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received, and such gain or loss will be capital gain or loss to the target shareholder, provided the target stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

          Rev. Proc. 77-41, 1977-2, C.B. 574, provides that the Service will issue an advance ruling under Section 302(a) of the Code that cash to be distributed to shareholders in lieu of fractional share interest arising in corporate reorganizations will be treated as having been received in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares, and is not separately bargained for consideration. The purpose of the transaction giving rise to the fractional share interest, the maximum amount of cash that may be received by any one shareholder, and the percentage of the total consideration that will be cash are among the factors that will be considered in determining whether a ruling is to be issued.

          It has been represented that the payment of cash in lieu of fractional shares of MidSouth Series A preferred stock is solely for the purpose of avoiding the expense and inconvenience to MidSouth of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the Sugarland shareholders instead of issuing fractional shares of MidSouth Series A preferred stock will not exceed one percent of the total consideration that will be issued in the transaction to the Sugarland shareholders in exchange for their shares of Sugarland common stock. The fractional share interests of each Sugarland shareholder will be aggregated, and no Sugarland shareholder will receive cash in an amount equal to or greater than the value of one full share of MidSouth Series A preferred stock.

          Accordingly, cash received by a shareholder of Sugarland otherwise entitled to receive a fractional share of MidSouth Series A preferred stock in the exchange for Sugarland common stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MidSouth. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss will be capital gain or loss to a
          Sugarland shareholder, provided the Sugarland common stock was a capital asset in the shareholder's hands and, as such, would be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

          Section 302(b)(3) of the Code provides that if a redemption is in complete redemption of all of the stock of a corporation owned by a shareholder, such redemption shall be treated as a distribution in part or full payment in exchange for such stock. Because of the operation of Section 302, where cash is received by a dissenting Sugarland shareholder, such cash will be treated as received by the Sugarland shareholder as a distribution in redemption of his stock subject to the provisions and limitation of Section 302.

          Section 381(a)(2) of the Code provides that in the case of the acquisition of the assets of another corporation in a transfer to which Section 361 applies, but only if the transfer is in connection with a reorganization described in subparagraph (A),
          (C), (D), (F), or (G) of Section 368(a)(1), the acquiring corporation shall succeed to and take into account, as of the close of the day of distribution or transfer, the items described in Section 381(c) of the distributor or transferor corporation, subject to the conditions and limitations specified in Sections 381(b) and (c).

          Section 1.381(a)-1(a) of the Regulations provides that a corporation which acquires the assets of another corporation in certain liquidations and reorganizations shall succeed to, and take into account, as of the close of the date of distribution or transfer, the items described in Section 381(c) of the distributor or transferor corporation. These items shall be taken into account by the acquiring corporation subject to the conditions and limitations specified in Sections 381, 382(b), and 383 and the regulations thereunder. Because the Holding Merger is a transaction to which Section 361 and 368(a)(1)(A) apply, MidSouth should succeed to and take into account the items of Sugarland described in Section 381(c), subject to the conditions and limitations specified in Sections 381(b) and (c). Because the Bank Merger is a transaction to which Section 361 and 368(a)(1)(A) apply, MidSouth Bank should succeed to and take into account the items of Sugarland Bank described in Section 381(c), subject to the conditions and limitations specified in Sections 381(b) and (c).

          Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations provide that in the case of a distribution or transfer described in Section 381(a) the earnings and profits or deficit in earnings and profits, as the case may be, of the distributor or transferor corporation shall, subject to Section 381(c)(2)(B), be deemed to have been received or incurred by the acquiring corporation as of the close of the date of the distribution or transfer, and a deficit in earnings and profits of the distributor, transferor, or acquiring corporation shall be used only to offset earnings and profits accumulated after the date of transfer. Because the Holding Merger should be a transfer described in Section 381(a), the earnings and profits, or deficit in earning and profits, of Sugarland should be deemed to have been received or incurred by MidSouth as of the close of the date of transfer, except that any deficit in earnings and profits of Sugarland, on the one hand, or MidSouth on the other hand, should be used only to offset earnings and profits accumulated after the date of the transfer. Because the Bank Merger should be a transfer described in Section
          381(a), the earnings and profits, or deficit in earning and profits, of Sugarland Bank should be deemed to have been received or incurred by MidSouth Bank as of the close of the date of transfer, except that any deficit in earnings and profits of Sugarland Bank, on the one hand, or MidSouth Bank on the other hand, should be used only to offset earnings and profits accumulated after the date of the transfer.

          Section 305(a) of the Code provides that a distribution of stock by a corporation to its shareholders will not be considered gross income to those shareholders. However, Section 305(b)(4) provides that Section 305(a) is inapplicable if the distribution is with respect to preferred stock other than an increase in the conversion ratio of the convertible preferred stock made solely to take into account a stock dividend or stock split with respect to the stock into which such preferred convertible stock is convertible. Further, Section 305(c) provides, in part, that for purposes of Sections 305 and 301 the Secretary shall prescribe regulations under which a difference in the redemption price and issue price shall be treated as a distribution with respect to any shareholders whose proportionate interest in the earnings and profits is increased by such difference.

          In the case of the Holding Merger, since it has been represented that the issue price (i.e. fair market value) and redemption price of the MidSouth Series A preferred shares will be equivalent ($14.25 per share), no redemption premium will be present; therefore, Section 305(b)(4) and (c) of the Code will not apply.

          Section 306(a) of the Code provides the general rule applicable to the sale or disposition of Section 306 stock, as defined in
          Section 306(c). Section 306(a)(1)(A) provides that if such disposition is not a redemption (within the meaning of Section 317(b)), then the amount realized shall be treated as ordinary income; except that to the extent that the amount realized exceeds such stock's ratable share of the amount which would have been a dividend at the time of distribution if (in lieu of Section 306 stock) the corporation had distributed money in an amount equal to the fair market value of the stock at the time of distribution, then Section 306(a)(1)(A) will not apply.

          Section 306(a)(2) of the Code provides that if the disposition is a redemption, the amount realized shall be treated as a distribution of property to which Section 301 applies.

          Section 306(b)(1) of the Code provides that Section 306(a) shall not apply to any disposition that completely terminates a shareholder's interest in a corporation if either (i) the disposition is not in redemption, the disposition terminates the shareholder's entire stock interest in the corporation (and for this purpose, the attribution rules of Section 318(a) shall apply) and the disposition is not, directly or indirectly, to a person whose ownership is attributable, under Section 318(a), to the shareholder, or (ii) the disposition is in redemption and Sections 302(b)(3) or (4) apply to the transaction (relating to redemptions in complete termination of a shareholder's interest or redemptions from noncorporate shareholders in partial liquidation, respectively).

          Section 306(c)(1) of the Code defines Section 306 stock, in part, as meaning (i) stock (other than common stock issued with respect to common stock) which was distributed to the shareholder selling or otherwise disposing of such stock if, by reason of Section 305(a), any part of such distribution was not includible in the gross income of the shareholders, (ii) stock which is not common stock and which was received by the shareholder selling or otherwise disposing of such stock in pursuance of a plan of reorganization (within the meaning of Section 368(a)), with respect to the receipt of which gain or loss to the shareholder was to any extent not recognized by reason of part III of Subchapter C of the Code (relating to the federal income tax effect on shareholders and security holders of corporate organizations and reorganizations), but only to the extent that either the effect of the transaction was substantially the same as the receipt of a stock dividend or the stock was received in exchange for Section 306 stock, or (iii) except as otherwise provided in (ii) above, stock the basis of which (in the hands of the shareholder selling or otherwise disposing of such stock) is determined by reference to the basis (in the hands of such shareholder or any other person) of Section 306 stock.

          Section 302(a) of the Code prescribes the specific tests to be applied in determining whether a distribution in redemption by a corporation is treated as a dividend distribution under Section 301 of the Code or a distribution in part or full payment in exchange for the stock. Thus, if no part of the distribution of money in lieu of a stock distribution by a distributing corporation would be a dividend because of the application of the tests set forth in Section 302(b), the stock distributed will not be Section 306 stock.

          Section 4 of Rev. Proc. 77-37, which deals with rulings with respect to convertible stock, states that a ruling will usually be issued to the effect that preferred stock that is convertible into common stock which is received in a reorganization by exchanging shareholders, who will receive no common stock as a result of the reorganization and who in the aggregate will own after the reorganization less than one percent of the common stock of the corporation issuing the convertible preferred stock, will not be "Section 306 stock," within the meaning of Section 306(c) of the Code, provided the convertible preferred stock will be widely held or it is represented that there will not be any conversion of the convertible preferred stock pursuant to a concerted plan which will result in both preferred and common stock being held by an exchanging shareholder.

          No MidSouth common stock is being issued to the shareholders of Sugarland as part of the merger of Sugarland into MidSouth. It has been represented by MidSouth and Sugarland that the shareholders of Sugarland who will receive MidSouth Series A preferred stock as a result of the merger of Sugarland with and into MidSouth will own after the merger, in the aggregate, less than one percent of the MidSouth common stock, and there will not be any conversion of the MidSouth Series A preferred stock by such shareholders pursuant to a concerted plan which will result in both MidSouth Series A preferred stock and MidSouth common stock being held by a shareholder of Sugarland. Therefore, based on the IRS' position in Section 4 of Rev. Proc. 77-37, the MidSouth Series A preferred stock should not be "Section 306 stock" in the hands of the shareholders of Sugarland. However, since an advance ruling from the IRS has not been requested, we offer no assurance that the IRS will classify the MidSouth Series A preferred in conformance with Section 4 of Rev. Proc. 77-37. Therefore, we recommend that each shareholder of the MidSouth Series A preferred stock consult his tax advisor.

          OPINION

          Based on the facts set forth above and in the Agreement, the proxy statement-prospectus contained in the registration statement (Form S-4) filed with the Securities and Exchange Commission on April 7, 1995, the representations of facts as set forth in MidSouth's and Sugarland's letters of representations dated May 30, 1995, it is our opinion that the federal income tax consequences of the proposed merger of Sugarland with and into MidSouth, with MidSouth surviving, and the proposed merger of Sugarland Bank with and into MidSouth Bank, with MidSouth Bank surviving, are as follows:

          Holding Merger:

          (1)The merger of Sugarland with and into MidSouth, with MidSouth surviving, and with the Sugarland shareholders exchanging their stock for MidSouth Series A preferred stock, will qualify as a reorganization under Section 368(a)(1)(A) of the Code. MidSouth and Sugarland will both be "a party to a reorganization" within the meaning of Section 368(b).

          (2)No gain or loss will be recognized by Sugarland upon the transfer of its assets to MidSouth in exchange for MidSouth Series A preferred stock and the assumption by MidSouth of the liabilities of Sugarland, by reason of the application of Sections 361(a) and 357(a) of the Code.

          (3)No gain or loss will be recognized by MidSouth on the receipt of Sugarland's assets in exchange for MidSouth Series A preferred stock and the assumption by MidSouth of Sugarland's liabilities, by reason of the application of Section 1032(a).
          (4)The basis of the assets of Sugarland in the hands of MidSouth will be the same as the basis of such assets in the hands of Sugarland immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

          (5)The holding period of the property acquired by MidSouth from Sugarland will include the holding period of such property in the hands of Sugarland immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

          (6)No gain or loss will be recognized by Sugarland shareholders upon the exchange of their Sugarland common stock (including fractional share interests that they might otherwise be entitled to receive) solely for MidSouth Series A preferred stock, by reason of the application of Section 354(a)(1) of the Code.

          (7)The basis of the MidSouth Series A preferred stock (including fractional share interest that they might otherwise be entitled to receive) to be received by the shareholders of Sugarland will be the same as the basis of the Sugarland stock to be exchanged therefore, by reason of the application of Section 358(a)(1) of the Code.

          (8)The holding period of the MidSouth Series A preferred stock (including fractional interests that they might otherwise be entitled to receive) to be received by the Sugarland shareholders will include the holding period of the Sugarland shares to be surrendered in the exchange, provided the Sugarland stock is held as a capital asset on the date of the exchange, by reason of the application of Section 1223(1) of the Code.

          (9)As provided in Section 381(a)(2) of the Code and Section 1.381(a)-1(a) of the Regulations, MidSouth will succeed to and take into account as of the close of the day of transfer the items of Sugarland described in Section 381(c) subject to the conditions and limitations specified in Sections 381(b) and 381(c).

          (10)As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, MidSouth will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Sugarland as of the date or dates of transfer. Any deficit in earnings and profits of either MidSouth or Sugarland can be used only to offset earnings and profits accumulated after the date or dates of transfer.

          (11)Cash received by a shareholder of Sugarland otherwise entitled to receive a fractional share of MidSouth preferred stock in exchange for his Sugarland stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by MidSouth. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. This receipt of cash will result in gain or loss measured by the difference between the basis of such fractional share interest and the cash received. Such gain or loss should be capital gain or loss to the Sugarland shareholder, provided the Sugarland stock was a capital asset in such shareholder's hands and as such, will be subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code (Rev. Rul. 66-365 and Rev. Proc. 77-41).

          (12)Where cash is received by a dissenting Sugarland shareholder, such cash will be treated as received by the Sugarland shareholder as a distribution in redemption of his stock, subject to the provisions and limitations of Section 302 of the Code.

          (13)Section 305(b)(4) and (c) will not apply to the MidSouth Series A preferred shares.

          (14)Based on Section 4 of Rev. Proc. 77-37 MidSouth Series A preferred stock will not be "Section 306 stock" in the hands of the former shareholders of Sugarland. However, since an advanced ruling was not obtained from the IRS on this issue, each shareholder should consult his own tax advisor.

          Bank Merger:

          (1)The merger of Sugarland Bank with and into MidSouth Bank, with MidSouth Bank surviving, will qualify as a reorganization under
          Section 368 (a)(1)(A) of the Code. MidSouth Bank and Sugarland Bank will both be "a party to a reorganization" within the meaning of Section 368(b).

          (2)No gain or loss will be recognized by Sugarland Bank upon the transfer of its assets to MidSouth Bank in accordance with the Agreement and the assumption by MidSouth Bank of the liabilities of Sugarland Bank, by reason of the application of Sections 361(a) and 357(a) and (c) of the Code.

          (3)No gain or loss will be recognized by MidSouth Bank on the receipt of Sugarland Bank's assets in constructive exchange for stock and the assumption by MidSouth Bank of Sugarland Bank's liabilities, by reason of the application of Section 1032(a).

          (4)The basis of the assets of Sugarland Bank in the hands of MidSouth Bank will be the same as the basis of such assets in the hands of Sugarland Bank immediately prior to the reorganization, by reason of the application of Section 362(b) of the Code.

          (5)The holding period of the property acquired by MidSouth Bank from Sugarland Bank will include the holding period of such property in the hands of Sugarland Bank immediately prior to the reorganization, by reason of the application of Section 1223(2) of the Code.

          (6)No gain or loss will be recognized by MidSouth upon the constructive exchange of MidSouth Bank stock for Sugarland Bank's common stock, by reason of the application of Section 354(a)(1) of the Code.

          (7)The basis of the MidSouth Bank common stock held by MidSouth after the bank merger will be the same as the basis in the stock immediately before the merger, plus its basis in the Sugarland Bank stock canceled in the merger by reason of Section 358(a).

          (8)The holding period of the MidSouth Bank stock constructively received by MidSouth in the transaction will include the period in which the Sugarland Bank stock was held by MidSouth provided the Sugarland Bank stock was held as a capital asset on the date of the exchange by reason of Section 1223(1).

          (9)As provided in Section 381(a)(2) of the Code and Section 1.381(a)-1(a) of the Regulations, MidSouth Bank will succeed to and take into account as of the close of the day of transfer the items of Sugarland Bank described in Section 381(c), subject to the conditions and limitations specified in Section 381(b) and 381(c).

          (10)As provided in Section 381(c)(2) of the Code and Section 1.381(c)(2)-1 of the Regulations, MidSouth Bank, as the deemed survivor, will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Sugarland Bank as of the date or dates of transfer. Any deficit in earnings and profits of either MidSouth Bank or Sugarland Bank can be used only to offset earnings and profits accumulated after the date or dates of transfer.

          This opinion is based solely upon:

          a.The representations, information, documents, and facts ("representations") that we have included or referenced in this opinion letter;

          b.Our assumptions (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

          c.Our assumption (without independent investigation or review) that there will be timely execution and delivery of, and performance as required by the representations and documents;

          d.The understanding that only the issues and tax consequences opined upon herein are covered by this tax opinion; and

          e.The law, regulations, cases, rulings and other tax authority in effect as of the date of this letter.

          If there are any significant changes of the foregoing tax authorities (for which we have no responsibility to advise you), it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

          We note that the federal income tax consequences to the parties involved relating to the transactions described herein are complex and subject to varying interpretations. Thus, we give no assurance that the Service or the courts would ultimately resolve the issues discussed herein in agreement with our opinion.

          This opinion letter is solely for the information of MidSouth, MidSouth Bank, Sugarland, and Sugarland Bank, and the information of their respective shareholders and inclusion in the S-4 document relating to the transaction described herein to be filed with the Securities and Exchange Commission. Other than the uses indicated in the preceding sentence, this opinion may not be relied upon, distributed, or disclosed by anyone without prior written consent of Deloitte & Touche LLP. While this opinion letter represents our considered judgment as to the proper tax treatment to the parties involved, it is not binding on the IRS or the courts.

          Very truly yours,



          Deloitte & Touche LLP